Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 17, 2008 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Krispy Kreme Doughnuts, Inc.’s Annual Report on Form 10-K for the year ended February 3, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina
October 24, 2008